------                                                                                                   --------------------------
FORM 4                                                                                                         OMB APPROVAL
------                                                                                                   --------------------------
[ ] Check this box if no                                                                                 OMB Number:      3235-0287
    longer subject to                    U.S. SECURITIES AND EXCHANGE COMMISSION                         Expires: December 31, 2001
    Section 16. Form 4                           Washington, D.C. 20549                                  Estimated average burden
    or Form 5 obligations                                                                                hours per response.....0.5
    may continue. See                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                      --------------------------
    Instruction 1(b).
                                      Filed pursuant to Section 16(a) of the Securities
                                          Exchange Act of 1934, Section 17(a) of the
                                          Public Utility Holding Company Act of 1935
                                           or Section 30(f) of the Investment Company
                                                        Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|    Hollinger Inc.                          |                                              |             to Issuer                |
|                                            |    Hollinger International Inc. (HLR)        |        (Check all applicable)        |
|    (See Schedule I for additional          |                                              |  [ ] Director     [ ] 10% Owner      |
|    reporting persons)                      |                                              |  [ ] Officer      [ ] Other (specify |
|--------------------------------------------|----------------------------------------------|      (give title             below)  |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4. Statement for   |       below)                         |
|                                            |    Security Number of   |    Month/Year      |                  (1)                 |
|                                            |    Reporting Person     |                    |       -----------------------------  |
|  Hollinger International Inc.              |    (Voluntary)          |    October 2001    |                                      |
|  401 North Wabash Avenue, Suite 740        |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check Applicable Line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form filed by One              |
| Chicago           Illinois         60611   |                         |                    |       Reporting Person               |
|--------------------------------------------|                         |                    |   [X] Form filed by More than        |
| (City)           (State)           (Zip)   |                         |                    |       One Reporting Person           |
|                                            |                         |                    |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |                   |   (Instr. 8) |   (Instr. 3, 4 and 5)     |    cially Owned at |   Form:     |   direct |
|                     |                   |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |   (Month/         |              |                           |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |   Day/            |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |   Year)           | Code  |  V   |    Amount  |  (A)  | Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            |  or   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |  (D)  |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Class A Common Stock |      (2)          |   X   |      |   110,400  |   D   | (3)  |        (4)         |     (5)     |    (5)   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                 SEC 1474 (3/99)



FORM 4 (continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriva-   |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   tive      |
|                       |     Deriva-  |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Security  |
|                       |     tive     |   Year)  |          |   of (D)       |    Year)        |                    |  (Instr. 5) |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |             |
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  | (A) |    (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
| Series II Preference  |      (3)     |    (2)   |  X  |    |     |  240,000 |  (6)   |        |  (7)   |    (8)    |    (9)      |
| Shares                |              |          |     |    |     |          |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |     |          |        |        |        |           |             |
|                       |              |          |     |    |     |          |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |     |          |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |     |          |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |     |          |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |     |          |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       (10)          |           (10)                |       (10)           |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
EXPLANATION OF RESPONSES:
See Schedule I attached hereto.
                                                                                     HOLLINGER INC.
**  Intentional misstatements or omissions of facts constitute Federal          By: /s/ Charles G. Cowan           November 9, 2001
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            --------------------------------     ----------------
                                                                              **Signature of Reporting Person           Date
                                                                                     Charles G. Cowan
                                                                                 Vice-President and Secretary
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (3/99)
                                                                          422025

                                                                                THE RAVELSTON CORPORATION
                                                                                        LIMITED
**  Intentional misstatements or omissions of facts constitute Federal          By: /s/ Charles G. Cowan           November 9, 2001
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            --------------------------------     ----------------
                                                                              **Signature of Reporting Person             Date
                                                                                     Charles G. Cowan
                                                                                 Vice-President and Secretary
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 3
                                                                 SEC 1474 (3/99)
                                                                          419607


**  Intentional misstatements or omissions of facts constitute Federal             /s/ Conrad M. Black             November 9, 2001
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            --------------------------------     ----------------
                                                                              **Signature of Reporting Person            Date
                                                                             The Hon. Conrad M. Black, P.C.,O.C.

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 4
                                                                 SEC 1474 (3/99)
                                                                          422025


**  Intentional misstatements or omissions of facts constitute Federal           /s/ Barbara Amiel Black           November 9, 2001
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            --------------------------------     ----------------
                                                                              **Signature of Reporting Person            Date
                                                                                     Barbara Amiel Black

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 5
                                                                 SEC 1474 (3/99)
                                                                          422025

                                   SCHEDULE I
                           Explanatory Notes to Form 4


Name and Address of Reporting Person:
     Hollinger Inc. ("HI")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
     Hollinger International Inc./HLR

Statement for Month/Year
October 2001

Additional Reporting Persons:

     The Ravelston Corporation Limited ("Ravelston")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611
     Relationship to Issuer: 10% Owner

     Conrad M. Black ("CMB")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner

     Barbara Amiel Black ("Amiel")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner
                             via spouse CMB

Explanations:

(1)    (i)        For HI:            10% Owner
       (ii)       For Ravelston:     10% Owner
       (iii)      For CMB:           Director, Officer (Chairman, President
                                     and Chief Executive Officer) and 10% Owner

422029.1
13220-0001

       (iv)       For Amiel:         Director and Officer (Vice President)
                                     and 10% owner via spouse CMB.

(2) The disposition of shares of the Company's Class A Common Stock ("Class A Common Shares") occurred on various dates throughout the month of October 2001 (with respect to an aggregate of 110,400 Class A Common Shares) in connection with the retraction of Series II Preference Shares ("Series II Shares") issued by HI, the Issuer's parent corporation.

(3)    The consideration given for the exchange of each Series II Share was
       0.46 of a Class A Common Share.

(4)     (i)         For HI:            17,894,321 Class A Common Shares held
                                       directly by HI and indirectly via its
                                       wholly owned subsidiary 504468 N.B. Inc.

        (ii)        For Ravelston:     17,894,321 Class A Common Shares
                                       indirectly via its control over HI

        (iii)       For CMB:           17,894,321 Class A Common Shares via his
                                       control over Ravelston, which controls
                                       HI, 600 Class A Common Shares directly,
                                       9,600 Class A Common Shares indirectly
                                       via Conrad Black Capital Corporation, 50
                                       Class A Common Shares indirectly via son, and 500 Class A Common Shares indirectly via spouse. CMB disclaims beneficial ownership of his son's and spouse's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

        (iv)        For Amiel:         17,894,321 Class A Common Shares via
                                       spouse's control over Ravelston, 500
                                       Class A Common Shares directly, 9,600
                                       Class A Common Shares indirectly via
                                       spouse's control over Conrad Black
                                       capital corporation, 50 Class A Common
                                       Shares indirectly via spouse's son, and
                                       600 Class A Common Shares indirectly via spouse. Amiel disclaims beneficial ownership of her spouse's and her spouse's son's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(5)     (I)         For HI:            Directly.


422029.1
13220-0001

        (ii)        For Ravelston:     Indirectly, via its control of HI.

        (iii)       For CMB:           Directly and indirectly, via his control
                                       of Ravelston, which controls HI.

        (iv)        For Amiel:         Directly and indirectly via her spouse,
                                       CMB, and his control of Ravelston, which controls HI.

(6)    Immediately.

(7)    Class A Common Stock of the Issuer.

(8)    110,400

(9) The Series II Shares were originally issued in 1997 and 1998 in exchange for Equity Units of Hollinger Inc. and for Series I Non-Voting Preference Shares of Hollinger Inc., respectively, at a stated value of [Cdn.] $10.00 per share.

(10)   (i)          For HI:            5,498,479 Series II Shares remain
                                       outstanding, resulting in a put
                                       equivalent position with respect to
                                       2,529,300 Class A Common Shares.

       (ii)         For Ravelston:     66,963 Series II Shares directly,
                                       resulting in a call equivalent position
                                       with respect to 30,679 Class A Common
                                       Shares. Via its control of HI,
                                       Ravelston indirectly beneficially owns
                                       HI's position in the Series II Shares.

       (iii)        For CMB:           1,611,039 Series II Shares directly,
                                       resulting in a call equivalent position
                                       with respect to 741,077 Class A Common
                                       Shares. Via his control of Ravelston
                                       (and its control of HI), CMB indirectly
                                       beneficially owns Ravelston's and HI's
                                       positions in the Series II Shares.

422029.1
13220-0001